EXHIBIT 99.1

First Capital, Inc. Reports Quarterly Earnings

CORYDON, Ind., April 25, 2025 (GLOBE NEWSWIRE) -- First Capital, Inc. (the “Company”) (NASDAQ: FCAP), the holding company for First Harrison Bank (the “Bank”), today reported net income of $3.2 million, or $0.97 per diluted share, for the quarter ended March 31, 2025, compared to net income of $3.0 million, or $0.88 per diluted share, for the quarter ended March 31, 2024.

Results of Operations for the Three Months Ended March 31, 2025 and 2024

Net interest income after provision for credit losses increased $923,000 for the quarter ended March 31, 2025 compared to the same period in 2024. Interest income increased $1.5 million when comparing the two periods due to an increase in the average tax-equivalent yield(1) on interest-earning assets from 4.29% for the quarter ended March 31, 2024 to 4.63% for the same period in 2025, in addition to an increase in the average balance of interest-earning assets from $1.12 billion for the quarter ended March 31, 2024 to $1.17 billion for the same period in 2025. Interest expense increased $528,000 as the average cost of interest-bearing liabilities increased from 1.55% for the quarter ended March 31, 2024 to 1.71% for the same period in 2025, in addition to an increase in the average balance of interest-bearing liabilities from $833.7 million for the quarter ended March 31, 2024 to $881.6 million for the same period in 2025. As a result of the changes in interest-earning assets and interest-bearing liabilities, the tax-equivalent net interest margin(1) increased from 3.14% for the quarter ended March 31, 2024 to 3.34% for the same period in 2025. Refer to the accompanying average balance sheet for more information regarding changes in the composition of the Company’s balance sheet and resulting yields and costs from the quarter ended March 31, 2024 to the quarter ended March 31, 2025.

Based on management’s analysis of the Allowance for Credit Losses (“ACL”) on loans and unfunded loan commitments, the provision for credit losses increased from $280,000 for the quarter ended March 31, 2024 to $338,000 for the quarter ended March 31, 2025. The increase was due to loan growth during the period as well as management’s consideration of macroeconomic uncertainty. The Bank recognized net charge-offs of $84,000 and $55,000 for the quarters ended March 31, 2025 and 2024, respectively.

Noninterest income decreased $51,000 for the quarter ended March 31, 2025 as compared to the quarter ended March 31, 2024 primarily due to the Company recognizing a $55,000 loss on sale of available for sale securities for the quarter ended March 31, 2025 compared to a $32,000 gain on sale of available for sale securities for the quarter ended March 31, 2024. The Company also recognized decreases of $38,000 and $24,000 in other income and ATM and debit card fees, respectively, when comparing the two periods. These were partially offset by the Company recognizing an $18,000 gain on equity securities during the quarter ended March 31, 2025 compared to a loss of $68,000 during the same period in 2024.

Noninterest expenses increased $424,000 for the quarter ended March 31, 2025 as compared to the same period in 2024. This was primarily due to increases in compensation and benefits and occupancy and equipment expenses of $259,000 and $160,000, respectively, when comparing the two periods. The increase in compensation and benefits is due to increases in salary and wages associated with annual cost of living and performance related adjustments as well as increases in the cost of Company-provided health insurance benefits. The increase in occupancy and equipment expenses is primarily due to costs associated with snow removal across the Company’s branch network given the historic storms in our communities as well as a loss on the disposal of premises and equipment.

Income tax expense increased $165,000 for the quarter ended March 31, 2025 as compared to the same period in 2024 resulting in an effective tax rate of 17.2% for the quarter ended March 31, 2025, compared to 14.6% for the same period in 2024.

Comparison of Financial Condition at March 31, 2025 and December 31, 2024

Total assets were $1.21 billion at March 31, 2025 compared to $1.19 billion at December 31, 2024. Net loans receivable, total cash and cash equivalents, and securities available for sale increased $11.7 million, $10.7 million, and $2.5 million, respectively, from December 31, 2024 to March 31, 2025. Deposits increased $17.5 million from $1.07 billion at December 31, 2024 to $1.08 billion at March 31, 2025. Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, and foreclosed real estate) decreased from $4.5 million at December 31, 2024 to $4.1 million at March 31, 2025.

The Bank currently has 17 offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem, Lanesville and Charlestown and the Kentucky communities of Shepherdsville, Mt. Washington and Lebanon Junction.

Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available through the Bank’s website at www.firstharrison.com. For more information and financial data about the Company, please visit Investor Relations at the Bank’s aforementioned website. The Bank can also be followed on Facebook.

(1) Reconciliations of the non–U.S. Generally Accepted Accounting Principles (“GAAP”) measures are set forth at the end of this press release.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. Forward-looking statements are not historical facts nor guarantees of future performance; rather, they are statements based on the Company’s current beliefs, assumptions, and expectations regarding its business strategies and their intended results and its future performance.

Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by these forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; competition; the ability of the Company to execute its business plan; legislative and regulatory changes; the quality and composition of the loan and investment portfolios; loan demand; deposit flows; changes in accounting principles and guidelines; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this press release, the Company’s reports, or made elsewhere from time to time by the Company or on its behalf. These forward-looking statements are made only as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements after the date of this press release.

Contact:
Joshua P. Stevens
Chief Financial Officer
812-738-1570

FIRST CAPITAL, INC. AND SUBSIDIARIES
Consolidated Financial Highlights (Unaudited)

	Three Months Ended
	March 31,
OPERATING DATA	2025	2024
(Dollars in thousands, except per share data)

Total interest income	$13,346	$11,837
Total interest expense	3,765	3,237
Net interest income	9,581	8,600
Provision for credit losses	338	280
Net interest income after provision for credit losses	9,243	8,320

Total non-interest income	1,848	1,899
Total non-interest expense	7,181	6,757
Income before income taxes	3,910	3,462
Income tax expense	672	507
Net income	3,238	2,955
Less net income attributable to the noncontrolling interest	3	3
Net income attributable to First Capital, Inc.	$3,235	$2,952

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic	$0.97	$0.88

Diluted	$0.97	$0.88

Weighted average common shares outstanding:
Basic	3,346,850	3,345,060

Diluted	3,348,298	3,345,060

OTHER FINANCIAL DATA

Cash dividends per share	$0.29	$0.27
Return on average assets (annualized)	1.08%	1.03%
Return on average equity (annualized)	11.12%	11.25%
Net interest margin	3.28%	3.07%
Net interest margin (tax-equivalent basis) (1)	3.34%	3.14%
Interest rate spread	2.85%	2.67%
Interest rate spread (tax-equivalent basis) (1)	2.92%	2.74%
Net overhead expense as a percentage of average assets (annualized)	2.40%	2.35%

	March 31,	December 31,
BALANCE SHEET INFORMATION	2025	2024

Cash and cash equivalents	$116,623	$105,917
Interest-bearing time deposits	2,695	2,695
Investment securities	398,718	396,243
Gross loans	652,476	640,480
Allowance for credit losses	9,535	9,281
Earning assets	1,137,132	1,119,944
Total assets	1,214,538	1,187,523
Deposits	1,083,921	1,066,439
Stockholders' equity, net of noncontrolling interest	120,080	114,599
Allowance for credit losses as a percent of gross loans	1.46%	1.45%
Non-performing assets:
Nonaccrual loans	4,075	4,483
Accruing loans past due 90 days	18	-
Foreclosed real estate	-	-
Regulatory capital ratios (Bank only):
Community Bank Leverage Ratio (2)	10.61%	10.57%

(1) See reconciliation of GAAP and non-GAAP financial measures for additional information relating to the calculation of this item.
(2) Effective March 31, 2020, the Bank opted in to the Community Bank Leverage Ratio (CBLR) framework. As such, the other regulatory ratios are no longer provided.

FIRST CAPITAL, INC. AND SUBSIDIARIES
Consolidated Average Balance Sheets (Unaudited)

	For the Three Months ended March 31,
	2025			2024
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
(Dollars in thousands)
Interest earning assets:
Loans (1) (2):
Taxable	$632,767	$9,684	6.12%	$618,162	$9,183	5.94%
Tax-exempt (3)	10,888	114	4.19%	8,376	69	3.30%
Total loans	643,655	9,798	6.09%	626,538	9,252	5.91%

Investment securities:
Taxable (4)	309,978	1,860	2.40%	346,411	1,641	1.89%
Tax-exempt (3)	118,885	821	2.76%	128,498	891	2.77%
Total investment securities	428,863	2,681	2.50%	474,909	2,532	2.13%

Federal funds sold	89,813	986	4.39%	12,833	174	5.42%
Other interest-earning assets (5)	7,160	77	4.30%	6,880	80	4.65%
Total interest earning assets	1,169,491	13,542	4.63%	1,121,160	12,038	4.29%

Non-interest earning assets	29,219			27,326
Total assets	$1,198,710			$1,148,486

Interest bearing liabilities:
Interest-bearing demand deposits	$439,716	$1,412	1.28%	$429,324	$1,413	1.32%
Savings accounts	225,408	159	0.28%	237,460	147	0.25%
Time deposits	216,511	2,194	4.05%	131,573	1,245	3.78%
Total deposits	881,635	3,765	1.71%	798,357	2,805	1.41%

FHLB Advances	-	-	-	3,412	48	5.63%
Bank Term Funding Program Borrowings	-	-	-	31,908	384	4.81%
Total interest bearing liabilities	881,635	3,765	1.71%	833,677	3,237	1.55%

Non-interest bearing liabilities
Non-interest bearing deposits	194,025			205,050
Other liabilities	6,641			4,774
Total liabilities	1,082,301			1,043,501
Stockholders' equity (6)	116,409			104,985
Total liabilities and stockholders' equity	$1,198,710			$1,148,486

Net interest income (tax equivalent basis)		$9,777			$8,801
Less: tax equivalent adjustment		(196)			(201)
Net interest income		$9,581			$8,600

Interest rate spread			2.85%			2.67%
Interest rate spread (tax-equivalent basis) (7)			2.92%			2.74%
Net interest margin			3.28%			3.07%
Net interest margin (tax-equivalent basis) (7)			3.34%			3.14%
Ratio of average interest earning assets to average interest bearing liabilities			132.65%			134.48%

(1) Interest income on loans includes fee income of $175,000 and $174,000 for the three months ended March 31, 2025 and 2024, respectively.
(2) Average loan balances include loans held for sale and nonperforming loans.
(3) Tax-exempt income has been adjusted to a tax-equivalent basis using the federal marginal tax rate of 21%.
(4) Includes taxable debt and equity securities and FHLB Stock.
(5) Includes interest-bearing deposits with banks and interest-bearing time deposits.
(6) Stockholders' equity attributable to First Capital, Inc.
(7) Reconciliations of the non-U.S. GAAP measures are set forth at the end of this press release.

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES (UNAUDITED):

This presentation contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management uses these "non-GAAP" measures in its analysis of the Company's performance. Management believes that these non-GAAP financial measures allow for better comparability with prior periods, as well as with peers in the industry who provide a similar presentation, and provide a further understanding of the Company's ongoing operations. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. The following table summarizes the non-GAAP financial measures derived from amounts reported in the Company's consolidated financial statements and reconciles those non-GAAP financial measures with the comparable GAAP financial measures.

	Three Months Ended
	March 31,
	2025	2024
(Dollars in thousands)
Net interest income (A)	$9,581	$8,600
Add: Tax-equivalent adjustment	196	201
Tax-equivalent net interest income (B)	9,777	8,801
Average interest earning assets (C)	1,169,491	1,121,160
Net interest margin (A)/(C)	3.28%	3.07%
Net interest margin (tax-equivalent basis) (B)/(C)	3.34%	3.14%

Total interest income (D)	$13,346	$11,837
Add: Tax-equivalent adjustment	196	201
Total interest income tax-equivalent basis (E)	13,542	12,038
Average interest earning assets (F)	1,169,491	1,121,160
Average yield on interest earning assets (D)/(F); (G)	4.56%	4.22%
Average yield on interest earning assets tax-equivalent (E)/(F); (H)	4.63%	4.29%
Average cost of interest bearing liabilities (I)	1.71%	1.55%
Interest rate spread (G)-(I)	2.85%	2.67%
Interest rate spread tax-equivalent (H)-(I)	2.92%	2.74%